Landry’s Restaurants, Inc. Announces Completion of a New $81 Million Bank Facility

HOUSTON, December 22, 2008—Landry’s Restaurants, Inc. (NYSE:LNY; the “Company”) today announced that it has completed a new $81 million senior credit facility consisting of a $50 million revolving credit facility and a $31 million term loan. The new senior credit facility was arranged by Wells Fargo Foothill, part of Wells Fargo & Company (NYSE: WFC) and Jefferies Finance LLC, as co-lead arrangers and co-bookrunners.

The Company has used proceeds of the borrowings under the new senior credit facility to refinance the remaining outstanding indebtedness under its previously issued and outstanding senior credit facility and to pay related transaction fees and expenses. The outstanding balance under the new revolving senior credit facility will be used for general corporate purposes.

The new $81 million senior credit facility was provided to the Company as part of and in connection with an amended debt financing commitment letter previously issued by Jefferies Funding LLC, Jefferies & Company, Inc., Jefferies Finance LLC and Wells Fargo Foothill in connection with the previously announced Fertitta Holdings, Inc.’s going private transaction. As previously disclosed, under the terms of the amended debt commitment letter, the above lenders have committed to either finance a total of $500 million in connection with Fertitta Holdings, Inc.’s going private transaction or (in the event the going private transaction does not occur) a total of $420 million to refinance the balance of the Company’s outstanding debt which is expected to mature on or after February 28, 2009.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby.  Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Fertitta Holdings, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financingarrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement or amended merger agreement, including the back up financing for the Company in the event the merger does not occur; risks that theproposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; whether the final property and business interruption losses resulting from Hurricane Ike will be in accordance with the Company’s current estimate; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  The Company may not update or revise any forward-looking statements made in this press release.

	Steven L. Scheinthal	Rick H. Liem
	Executive Vice President and General Counsel	Executive Vice President and CFO
CONTACT:	(713) 850-1010	(713) 850-1010